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                                                                       Exhibit 5

KPMG LLP
Chartered Accountants
1200 205 - 5th Avenue SW
Calgary AB T2P 4B9



                   ACCOUNTANTS' CONSENT

The Board of Directors
CANADIAN SUPERIOR ENERGY INC.

We consent to the use of our report dated May 10, 2004, relating to the consolidated balance sheet of Canadian Superior Energy Inc. as at December 31, 2003, and the consolidated statements of operations and retained earnings (deficit) and cash flows for the year then ended and our report dated May 19, 2004 on the related supplemental note entitled "Reconciliation of United States Generally Accepted Accounting Principles", included in this annual report on Form 40-F.

/S/ KPMG LLP

Calgary, Canada
May 19, 2004